Exhibit 99
                                                                   ----------



                              MEREDITH CORPORATION
            FISCAL 1997 FIRST QUARTER EARNINGS PER SHARE AT-A-GLANCE







-- The chart below depicts the comparable quarterly and fiscal-year earnings per share before special items and discontinued operations:

                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------

    F1993            .12        .18        .21        .19          .70
    F1994            .17        .26        .32        .26         1.01
    F1995            .27        .38        .38        .39         1.42
    F1996            .34        .45        .49        .54         1.82
    F1997            .45


-- Fiscal 1997 first quarter earnings per share from continuing operations were 45 cents, a 32 percent increase over the prior-year quarter.


-- Prior-year first quarter earnings from continuing operations were 34 cents per share.


-- Fiscal 1997 first quarter net earnings were 45 cents per share, a 45 percent increase over the prior-year quarter.


--  Prior year first quarter net earnings were 31 cents per share.